Exhibit 5.1

[Letterhead of Hughes Hubbard & Reed LLP]

March 12, 2020

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Delta Air Lines, Inc.

Pass Through Certificates, Series 2020-1

Ladies and Gentlemen:

We have acted as special New York counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale today of $795,894,000 face amount of Pass Through Certificates, Series 2020-1AA (the “Class AA Certificates”) and $204,106,000 face amount of Pass Through Certificates, Series 2020-1A (the “Class A Certificates” and, together with the Class AA Certificates, the “Pass Through Certificates”) pursuant to the Underwriting Agreement, dated March 4, 2020 (the “Underwriting Agreement”), between Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters, and the Company. The Pass Through Certificates have been issued under the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Pass Through Trust Agreement”), between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to each class of Pass Through Certificates (with respect to the Class AA Certificates, the “Class AA Trustee” and with respect to the Class A Certificates, the “Class A Trustee” and, together, the “Trustee”), as amended and supplemented for the Class AA Certificates by the Trust Supplement No. 2020-1AA, dated as of March 12, 2020 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Pass Through Trust Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”) and as amended and supplemented for the Class A Certificates by the Trust Supplement No. 2020-1A, dated as of March 12, 2020 (the “Class A Trust Supplement” and together with the Class AA Trust Supplement, the “Trust Supplements”), between the Company and the Class A Trustee (the Pass Through Trust Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement” and, together with the Class AA Trust Agreement, the “Trust Agreements”).

As used herein, the following terms have the following meanings: (a) the term “Registration Statement” means the registration statement on Form S-3 of the Company filed on March 6, 2019 (Registration No. 333-230087) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (b) the term “Prospectus Supplement” means the prospectus supplement, dated March 4, 2020, relating to the Pass Through Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein; and (c) the term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements, the Underwriting Agreement and any other applicable documents and (c) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (a) the authenticity and completeness of all documents that we have examined, (b) the genuineness of all signatures on all documents that we examined, (c) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, and (d) the legal capacity of all natural persons executing documents. We have further assumed that the Pass Through Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Class AA Certificates being issued today constitute the valid and binding obligation of the Class AA Trustee, enforceable against the Class AA Trustee in accordance with their terms, and the holders of the Class AA Certificates are entitled to the benefits of the Class AA Trust Agreement.

2. The Class A Certificates being issued today constitute the valid and binding obligation of the Class A Trustee, enforceable against the Class A Trustee in accordance with their terms, and the holders of the Class A Certificates are entitled to the benefits of the Class A Trust Agreement.

Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ or secured parties’ rights or remedies generally, to the extent any such law may affect the enforceability of the Pass Through Certificates or the Trust Agreements, (ii) general equitable principles (whether considered in a proceeding in equity or at law), including without limitation the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance, injunctive relief, the appointment of a receiver or other equitable remedies may be sought, (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Pass Through Certificates or the Trust Agreements that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-302(b) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) (the “UCC”) or other provisions of applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest, post-judgment interest, or a penalty or forfeiture, (v) prohibit any person from transferring its rights in any collateral or other property, as the enforceability of such prohibition may be limited by Section 9-401 of the UCC or other provisions of applicable law, (vi) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies, or provide for cumulative remedies, (vii) provide for the severability of, or that the parties to the Trust Agreements shall engage in negotiations to replace, any illegal, prohibited or unenforceable provision, (viii) grant any right of set-off with respect to any contingent or unmatured obligations, (ix) provide for the reimbursement for costs and expenses, including without limitation attorney’s fees and legal expenses and expenses incurred in connection with the collection or enforcement or the custody, preservation, use or operation of any collateral, to the extent such reimbursement is not permitted by Section 9-207, 9-607, 9-608 or 9-615 of the UCC or other provisions of applicable law, (x) establish (or may be construed to establish) evidentiary standards or (xi) provide for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or provide any waiver that is against public policy considerations. In addition, the enforceability of any provision in the Pass Through Certificates or the Trust Agreements, to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Pass Through Certificates or the Trust Agreements relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the City of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Pass Through Certificates or the Trust Agreements or any of the transactions contemplated thereby.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are generally applicable to transactions of the type contemplated by the Trust Agreements without regard to the particular nature of the businesses conducted by, or the legal or regulatory status of, the parties to the Trust Agreements except that we express no opinion with respect to the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof. In addition, without limiting the generality of the foregoing, we express no opinion with respect to, or with respect to the applicability to the opinions expressed herein of, any aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol, or any other laws, rules, or regulations governing, regulating or relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or any other laws, rules or regulations applicable to the particular nature of the equipment subject to the Trust Agreements, or the business conducted by the Company or the Trustee. In addition, we express no opinion as to the effect of, or compliance with, any (A) United States Federal or state laws, rules or regulations relating to (i) fraudulent transfers, fraudulent conveyances or preferential transfers,

(ii) taxes, (iii) banking, insurance, financial services, financial institutions, bribery, corruption, money-laundering, anti-terrorism, communications, customs, imports or exports, international trade, sanctions or embargoes (whether foreign trade, economic, financial or otherwise), or public utilities, (iv) commodities trading, futures or swaps, (v) pensions or employee benefits (including the Employee Retirement Income Security Act of 1974, as amended), or (vi) environmental matters, public health, safety, intellectual property or antitrust or (B) United States Federal or state securities or “blue sky” laws, rules or regulations, including without limitation, in each case, as to the effect of any thereof on the validity, binding effect or enforceability of any of the Pass Through Certificates or the Trust Agreements. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.

In rendering the opinions set forth above, we have relied upon, and have assumed the correctness of, (a) the opinion dated today and delivered to you of Alan T. Rosselot, Esq., Assistant General Counsel of the Company, and (b) the opinion dated today and delivered to you of Shipman & Goodwin LLP, counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinions. Other than to the extent we specifically express an opinion herein, we have made the same assumptions as set forth in such opinions, and our opinion is subject to all the assumptions, qualifications and limitations as are therein set forth.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP

Hughes Hubbard & Reed LLP

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